Exhibit 2iB2

                         [Walker Martineau Letterhead]




                               December 16, 1997



Optelecom, Inc.
9300 Gaither Road
Gaithersburg, Maryland 20877

Dear Sirs:

         We are writing with respect to an Escrow Agreement dated December 12, 1997 which has been executed by you and by certain other persons and which contemplated that Franklin National Bank would serve as the Escrow Agent. The other persons who have executed the Escrow Agreement, all of whom are represented by this firm, have requested that Walker Martineau be substituted for Franklin National Bank as the Escrow Agent. Walker Martineau agrees to serve as Escrow Agent pursuant to the terms of the Escrow Agreement. If you agree to the substitution, please direct the UKL443,902 to be deposited under the Escrow Agreement by wire to:

                         Account Name: Walker Martineau client account
                         Account Number: 77169820
                         Sort Code: 15-99-00
                         Name & Address: Messrs C Hoare & Co., 37 Fleet Street London EC4P 4DQ


                                Very truly yours,


                                /s/ Peter H. Hawley
                                ----------------------
                                For Walker Martineau